EXHIBIT 10.7

1 July 2005

Mr. Michael D. Stern

Co-President and CEO

Kreisler Manufacturing Corporation

180 Van Riper Avenue

Elmwood Park, NJ 07407

Dear Mr. Stern:

The purpose of this letter is to set forth the terms of the engagement by Kreisler Manufacturing Corporation (the "company") of Wallace Kelly (the Consultant") to render technical advisory services to the Company. The Company and the Consultant may hereinafter also be referred to together as the "Parties" and separately as the "Party". The Consultant agrees to use reasonable best efforts in rendering these services.

CONFIDENTIALITY

The consultant agrees to keep confidential all non-public information that it receives and to disclose that information only with the consent of the Company, except as it is legally required to do so under applicable law.

TERM

The term of this engagement (the "Term") shall be from the date of this letter (the Commencement Date") to thirty (30) days following the written notification by one Party to the other Party of termination of this agreement.

CURRENT SITUATION

The Company requires the assistance of the consultant in the areas of process engineering, product development, strategic planning, customer and marketing support as directed by the Chief Executive Officer of the Company.

FEES AND EXPENSES

The engagement by the Company of the Consultant shall be on a daily retainer fee plus expenses basis. For providing these services The Company agrees to pay the Consultant (the Daily Retainer Fee (s)") in the amount of US$1000.00 (one thousand dollars) for each full (eight hours or greater) day that services are performed by the Consultant during the Term. For days that the Consultant service are performed for less that eight (8) hour, the Daily Retainer Fee will be based on the fraction of actual performed hours is to eight (8) hours. For purposes of calculating the amount of Daily Retainer Fees, travel shall not be deemed to constitute time that services are being performed except for such business travel, done at the request of the Company and that occurs on a business day (Monday through Friday). Also for purposes of calculating the amount of Daily Retainer Fees, the Consultant's commute to or from his residence in Rhode Island shall not be deemed business travel. The Consultant shall also invoice the Company at the end of each calendar month and the Company shall pay the Consultant 's invoice within seven (7) days of receiving it.

The Company shall also reimburse the Consultant monthly within seven (7) days of the receipt of the Consultant's invoice for all reasonable out-of-pocket expenses incurred during the Term, including but not limited to, the Consultant's commute to or from his residence in Rhode Island, living expenses while on site in New Jersey and pre-approved business travel and entertainment.

TERMINATION

Either Party may terminate this Agreement with a thirty (30) days notice to the other Party. The Company may direct the Consultant to provide no services during this thirty (30) days following such notification. The Company shall be obligated to pay the Consultant promptly for all services performed by and all reasonable out-of-pocket expenses incurred by the Consultant prior to such notification and during the thirty (30) days following such notification.

Sincerely,

/s/ Wallace N. Kelly

Wallace N. Kelly

Agreed: /s/ Michael D. Stern

Michael D. Stern

Co-President and CEO

Kreisler Manufacturing Corporation